Exhibit 1.2

ARTICLES OF ASSOCIATION OF PT INDOSAT Tbk.

NAME AND DOMICILE

Article 1

This limited liability company is named: “PT Indosat Tbk”, domiciled and having its head office in Jakarta, with branches, representative offices or business units in other places within or outside the territory of the Republic of Indonesia, as determined by the Board of Directors with the approval of the Board of Commissioners. 1

DURATION OF THE COMPANY

Article 2

The Company shall be established for indefinite period of time under the condition that the Law on Foreign Capital Investment (Law Number 1 of 1967, as amended, by Law Number 11 of 1970) shall be applicable to the Company for a period of time that conforms to the provisions of the prevailing law.

PURPOSES, OBJECTIVE AND BUSINESS ACTIVITIES

Article 3

1.	The purpose and objective of the Company is to provide telecommunications network and/or services as well as to engage in the informatics business

2.	In order to achieve the purposes and objectives as referred to in paragraph 1, the Company may carry out the activities including:

a.	To engage business and/or activities in the provision and rendering telecommunications network and/or services as well as the informatics business;

b.	To engage in planning services, infrastructure construction, provision of telecommunication as well as the informatics business facilities including the provision of supporting resources;

c.	To engage in operational services (comprising the marketing and sales of telecommunications network and/or services as well as the informatics business rendered by the Company), to carry out maintenance, research, development of telecommunications as well as the informatics business infrastructure and/or facilities, to provide education and training, either locally or overseas;

[1]	Amended by EGMS 30 Sep 04 (SMR: 145/300904)

d.	To engage in services that is relevant to the development of the telecommunications network and/or services as well as the informatics business.

CAPITAL

Article 4

1.	The total Authorized capital of the Company is Rp. 2,000,000,000,000.00 (two trillion Rupiah) divided into 20,000,000,000 (twenty billion) shares, consisting of 1 (one) series A share and 19,999,999,999 (nineteen billion nine hundred ninety nine million nine hundred ninety nine thousand nine hundred ninety nine) series B shares, each having a nominal value of Rp. 100,00 (one hundred Rupiah).

2.	Of the authorized capital, have been located and of every share have been paid in full entirely by cash of 5.356.174.500 (five billion three hundred fifty six million one hundred seventy four thousand five hundred) shares consist of 1 (one) share A Series and 5.356.174.499 (five billion three hundred fifty six million one hundred seventy four thousand four hundred ninety nine) shares of B Series or with a total of nominal value of Rp 536.617.450.000, 00 (five hundred thirty five billion six hundred seventeen million four hundred fifty thousand Rupiahs), namely by:

a.	The Republic of Indonesia as many as 1 (one) share – A series and 776.624.999 (seven hundred seventy six million six hundred twenty four thousand nine hundred ninety nine)shares of B series or with an entire nominal value of seventy seven billion six hundred sixty two million five hundred thousand Rupiahs…. Rp. 77.662.500.000, 00

b.	Indonesia Communications Limited as many as 2.171.250.000 (two billion one hundred seventy one million two hundred fifty thousand) shares B series or with an entire nominal value of two hundred seventeen billion one hundred twenty five million rupiahs …. Rp.217.125.000.000, 00

c.	Community as many as 2.408.299.500 (two billion four hundred eight million two hundred ninety nine thousand five hundred) shares of B series or with an entire nominal value of two hundred forty billion eight hundred twenty nine million nine hundred fifty thousand rupiahs…. Rp.240.829.950.000, 00.[2]

[2]	Amended by Statement Meeting of the Commissioners No. 122 dated January 23, 2006

3.	If the shares in portfolio are to be issued by way of limited public offering to the shareholders and/or the Company shall issue convertible bonds and/or warrants and/or other similar convertible securities, the shareholders whose names are listed in the Company’s Share Register on the date specified by the Board of Directors by virtue of the General Shareholders Meeting shall have pre-emptive rights to purchase such shares and/or convertible bonds and/or warrants and/or similar securities to be issued and each shareholder shall be entitled to purchase in proportion to the number of shares that they own by means of cash payment within the time period stipulated in the above referred resolution of the Board of Directors.

The shareholders’ pre-emptive right of purchase may be sold and assigned to other parties, with due observance to the provisions of the Articles of Association and the prevailing legislations in the Capital Market sector.

The issuance of shares by means of a limited public offering and/or convertible bonds and/or warrants and/or similar securities must obtain the prior approval of the General Shareholders Meeting of the Company, under the requirements and time period determined by the Meeting of the Board of Directors in accordance with the provisions of these Articles of Association and the legislations in the Capital Market sector and the regulation of the Stock Exchange in Indonesia where the shares of the Company are listed, providing that it is not below the par value.

With respect to the resolution to issue the shares and/or convertible bonds and/or warrants and/or similar securities by means of a limited public offering, the Board of Directors shall be obligated to announce it in 2 (two) daily newspapers, 1 (one) of which shall be published in the Indonesian language and having a nationwide circulation, and the other shall be published in the English language.

In the event that the shareholders fail to execute their rights to purchase the shares and/or convertible bonds and/or warrants and/or similar securities offered to them in cash within the time period stipulated in the above provisions, the Board of Directors shall then possess the freedom to offer the shares and/or convertible bonds and/or warrants and/or other similar securities to the other shareholders who have applied for the purchase of a larger portion than the number of their shares, and in the event that there are shares and/or convertible bonds and/or warrants and/or similar securities that remained to be un-purchased subsequent to the said allocation, the Board of Directors may sell them to any party at a price and under the requirements to be determined by the Board of Directors, which shall not be below the price and requirements set forth earlier, all with due observance to the provisions of these Articles of Association and the legislations in the Capital Market sector and the regulation of the Stock Exchange in Indonesia where the shares of the Company are listed.

4.	With respect of the issuance of the shares in portfolio to the holders of convertible bonds and/or warrants and/or other similar securities, the Board of Directors shall be authorized to issue such shares without granting any pre-emptive right to the existing shareholders to purchase the shares concerned, all with due observance to the provisions set forth under these Articles of Association and the legislations in the Capital Market sector, as well as the regulation of the Stock Exchange where the shares of the Company are listed.

5.	The provisions set forth under paragraphs 3 and 4 of this Article shall apply mutatis mutandis in the event the authorized capital of the Company is increased and is followed by further share subscription.

6.	As an exception to the provisions of the above Article 4 paragraph 3, the Company shall with the approval of the General Shareholders Meeting have the right to issue the shares in portfolio without conducting any limited public offering to the shareholders, under the condition that the holder of series A share must be present, such proposal is approved by the holder of series A share resolution, approved by the holder of series A share and the issuance of such shares shall be done in a certain number and during a certain period of time as stipulated under the provisions of the Indonesian Capital Market or arranged with an exception that is deemed acceptable by the Company, and the shares can be sold by the Company to anyone whomsoever at the price and requirements as determined by the Board of Directors, providing that the price is not below the par value.

7.	The provisions set out under Article 4 paragraph 6 shall apply mutatis mutandis in the event the Company issues convertible bonds and/or warrants and/or similar securities, providing that the issuance of the new shares resulted from the conversion of convertible bonds and/or warrants and/or similar securities is done in a certain number and during a certain time period as stipulated under the provisions of Indonesian Capital Market or is arranged with an exception that is deemed acceptable by the Company.

SHARE CERTIFICATES

Article 5

1.	All the shares of the Company shall be registered shares and issued in the name of the owner as registered in the register of shareholders, comprising of special series A share, which can only be owned by the Government of the Republic of Indonesia, and the series B shares, which may be owned by the public.

2.	1 (one) share certificate may be issued for each share and such share certificates shall be given a serial number.

3.	The Company may be issue collective share certificates as an evidence of ownership of 2 (two) or more shares and the shares owned by a shareholder shall state the number of shares and the serial numbers of the corresponding shares.

4.	A share certificate/collective certificate shall bear the signatures of the President Director and the President Commissioner or in the event the President Commissioner is absent, the President Director together with one of the members of the Board of the Commissioners or in the event the President Director and the President Commissioner are absent, one Director together with one of the members of the Board of Commissioners. The signatures may be printed directly on the share certificates/collective certificates with due observance to the provisions prevailing in the Capital Market sector.

5.	Every share holder shall comply with these Articles of Association and by all resolutions lawfully adopted in the General Shareholders Meeting.

6.	With respect to the shares listed at the stock exchange, the regulation of the stock Exchange where the shares are listed shall apply.

7.	The certificate/confirmation for the shares in Collective Custody as referred in Article 8 shall be signed by the President Director and the President Commissioner, or in the event the President Commissioner is absent, the President Director together with one of the members of the Board of Commissioners or in the event the President Director and the President Commissioner are absent, by one Director together with one of the members of the Board of Commissioners. The said signatures may be printed directly on the certificate/confirmation with due observance of provisions prevailing in the Capital Market sector

REGISTER OF SHAREHOLDERS

Article 6

1.	The Board of Directors or a proxy appointed by it shall have the obligation to maintain a register of shareholders, and the register shall record the serial numbers of the share certificates, the number of the shares owned, the names and addresses of the shareholders and other information that is deemed necessary.

2.	Every change of address must be notified to the Board of Directors in writing. Providing that such notification has not been received, all letters addressed to the shareholders or summons for a General Shareholders Meeting shall be sent to the addresses most recently recorded in the register of shareholders of the Company.

3.	Records in the register of shareholders must be signed by the President Director together with one of the members of the Board of Commissioners, or in the absence of the President Director by one Director together with one member of the Board of Commissioners, or in the event the said Director or member of the Board of Commissioners are absent, by a proxy or the Securities Administration Bureau appointed by them.

4.	The Register of Shareholders shall be made available at the domicile of the Company to be inspected from time to time during business hours, if requested by any shareholder.

5.	Only those persons whose names are recorded in the register of shareholders of the Company shall be considered as the lawful shareholders of the Company and are entitled to exercise all rights conferred to the shareholders under the law, other legislation as well as these Articles of Association.

6.	The Registration of more than 1 (one) person for 1 (one) share is not permitted.

Therefore, in the event of any joint ownership over 1 (one) share, the joint owners shall appoint one among themselves to represent them as the owner of the share and who shall be considered as the holder of the share, whose name shall be recorded as shareholders in the register of shareholders and on the corresponding share certificate.

7.	Any registration or recordation in the register of shareholders, including any recordation of sale, transfer, encumbrance, pledge, or assignment, pertaining to the shares of the Company or the rights and interests in the shares shall be carried out in compliance to these Articles of Association and the shares that are sold to the public shall not reduce the provisions set forth in these Articles of Association, and the regulations in the Capital Market sector as well the regulations of the Stock Exchange where the shares of the Company are listed.

8.	With respect to the shares that are listed on the Stock Exchange, the regulations of the Stock Exchange where the shares are listed shall apply.

REPLACEMENT OF SHARE CERTIFICATES

Article 7

1.	Upon a written request from the shareholder concerned, addressed to the Board of Directors of the Company and upon delivery of the share certificate concerned, any share certificate that is damaged may be exchanged with a new share certificate bearing the same number as the number of the original share certificate. The cost for the issuance of the said share certificate substitute shall be borne by the shareholder concerned.

2.	The damaged original share certificate shall be destroyed by the Board of Directors at the next General Shareholders Meeting, such proceeding of which shall be recorded in a Minutes of Meeting.

3.	In the event a share certificate is lost or completely destroyed, a substitute may be issued to the concerned shareholders, who have submitted a written application to the Board of Directors to obtain its substitute, at their own expenses, providing that he is able to submit satisfactory evidences that are deemed acceptable by the Board of Directors, that the share certificate is truly lost or totally destroyed and provides sufficient guarantee as may be deemed necessary for each particular case by the Board of Directors.

4.	The issuance of a substitute for a lost share certificate/collective certificate, must be immediately announced in an advertisement in at least 2 (two) newspapers/dailies, one of which is published in the Indonesian language having a wide/national circulation and the other one is published in English, at least 30 (thirty) days prior to the issuance of the substitute of the share certificate/collective certificate, except for the shares listed in the Stock Exchange that shall be subject to the regulations of the Stock Exchange where the shares are listed.

5.	The issuance of a substitute for a share certificate pursuant to this Article shall render the original share certificate null and void.

6.	The above provisions concerning the issuance of the share certificate substitute shall also be applicable mutatis mutandis in regard to the issuance of substitutes for collective share certificates, convertible bonds, warrants and/or substitute of share certificates/ confirmation of shares in the collective custody as referred in article 8.

COLLECTIVE CUSTODIAN

Article 8

1.	Share in the Collective Custody at the Depository and Settlement Institution shall be recorded in the Register of Shareholders in the name of the Depository and Settlement Institution for the interest of all account holders at the Depository and Settlement Institution.

2.	Shares in the Collective Custody at the Custodian Bank or the Securities Company shall be recorded in the securities account at the Depository and Settlement Institution in the name of the Custodian Bank or the Securities Company concerned for the interest of all the account holders at the Custodian Bank or the Securities Company.

3.	If the shares in the Collective Custody at the Custodian Bank constitutes a part of the Trust Fund Securities portfolio in the form of collective investment contract and is not included in the Collective Custody with the Depository and Settlement Institution, the Company shall then record the shares in the register of shareholders in the name of the Custodian Bank for the interest of the owner of the Participation Unit of the Trust Fund in the form of such collective investment contract.

4.	The Company shall issue certificate or confirmation to the Depository and Settlement Institution as referred in paragraph 1 of this Article as an proof of recordation in the Company’s Register of Shareholders.

5.	The Company shall be obligated to transfer the shares in the Collective Custody recorded in the name of the Depository and Settlement Institution of the Custodian Bank for the Investment Fund in the form of the collective investment contract in the Register of Shareholders so as it will be recorded in the name of the party designated by the Depository and Settlement or the Custodian Bank concerned. The transfer application shall be submitted by the Depository and Settlement Institution or the Custodian Bank in writing to the Company or the Stock Administration Bureau appointed by the Company.

6.	The Depository and Settlement Institution, the Custodian Bank or the Securities Company, if requested by the shareholders concerned, shall be obligated to issue a confirmation to the securities account holder as evidence of the recordation in the securities account.

7.	In the Collective Custody, each share issued by the Company of the same type and classification shall be deemed as equal and exchangeable one to another.

8.	The Company shall be obligated to refuse to record the shares transfer into the Collective Custody in the event the share certificate is lost or destroyed, unless the shareholders requesting such transfer is able to provide sufficient evidence and guarantee that they are the lawful owner of the lost or damaged share certificate and that the share certificate is actually lost or destroyed.

9.	The Company shall be obligated to refuse to register the transfer of share into the Collective Custody if the said share is given as securities and seized pursuant to a court decree or is seized to be examined in a criminal case.

10.	The securities account holders whose shares are registered in the Collective Custody shall be entitled to cast votes in General Shareholders Meeting, in proportion to the number of shares they own in the securities account.

11.	The Custodian Bank and the Securities Company shall submit a list of the securities account holders and the number of the Company’s shares owned by each of the account holder to the Depository and Settlement Institution, who will subsequently deliver it to the Company no later than 1 (one) business day before the date of the summon for a General Shareholders Meeting.

12.	The Investment Manager shall be entitled to appear and cast votes in a General Shareholders Meeting with respect to the shares of the Company comprised in the Collective Custody at the Custodian Bank, which constitutes a part of the Trust Fund Securities portfolio in the form of collective investment contract and is not comprised in the Collective Custody at the Depository and Settlement Institution, under the condition that the Custodian Bank shall be obligated to provide the name of the Investment Manager no later than 1 (one) business day before the date of the General Shareholders Meeting.

13.	The Company shall be obligated to deliver the dividends, bonus shares or other rights relating to the ownership of shares in the Collective Custody to the Depository and Settlement Institution, and the Depository and Settlement Institution shall subsequently deliver the dividends, share bonus or other rights to the Custodian Bank and or the Securities Company who is registered as the account holder at the Depository and Settlement Institution to be subsequently delivered to the account holder at the Custodian Bank and or the Securities Company

14.	The Company shall be obligated to deliver the dividends, bonus share or other rights relating to the share ownership to the Custodian Bank over the shares in the Collective Custody to the Custodian Bank, which constitutes a part of the Trust Fund Securities portfolio in the form of collective investment contract and is not comprised in the Collective Custody in the Depository and Settlement Institution.

15.	The time limit to determine the securities account holders who are entitled to receive dividends, bonus shares or other rights relating to the ownership of shares in the Collective Custody shall be determined by or pursuant to the resolution of the General Shareholders Meeting, providing that the Custodian Bank and the Securities Company submits a list of the securities account holders along with the number of shares of the Company owned by each securities account holder to the Depository and Settlement Institution, a consolidation of such list of which shall subsequently be delivered to the Board of Directors of the Company no later than one (1) business day after the date that is used as the basis to determine the shareholders who are entitled to receive dividends, bonus shares or the other rights.

TRANSFER OF SHARES

Article 9

1.	The registration of the transfer of rights over shares shall be carried out by the Board of Directors by recording such transfer in the corresponding register of shareholders by virtue of a deed of transfer of rights signed by both parties to the transaction or based on other documents that the Board of Directors deems sufficient to proof such transfer of rights, without prejudice to the provisions in these Article of Association.

The transfer of rights over shares shall be duly recorded in the register of shareholders and in the corresponding share certificate. The said recordation shall be signed by 2 (two) members of the Board of Directors, or in the event the President Director is absent, by one Director together with one member of the Board of Commissioners or a proxy or the Stock Administration Bureau appointed by them. The transfer of rights over the shares shall only become effective after the registration of the said transfer is recorded in the corresponding register of shareholders.

2.	In the event of any change of ownership over a share, the originating owner registered in the register of shareholders shall continue to be deemed as the owner of the said shares until the name of the new owner is recorded in the register of shareholders.

3.	Every person who obtained right over any share as a consequence of the death of a shareholder or due to any other reasons that rendered the ownership of a share to change by operation of and/or by virtue of a law, may upon submitting evidences of such entitlement, as may from time to time be required by the Board of Directors, submit a written application to be registered as a shareholder for the said shares.

Registration may only be made if the Board of Directors deems that the evidence of such entitlement is duly acceptable, without prejudice to the provisions in these Articles of Association.

4.	The regulation of the Stock Exchange where the shares are listed shall apply for the transfer of shares that are listed at the Stock Exchange, except for the rights over series A share that cannot be transferred to anyone whomsoever.

5.	The transfer of shares comprised in the Collective Custody shall be carried out by means of transfer from one securities account to another in the Depository and Settlement Institution, the Custodian Bank and the Securities Company.

BOARD OF DIRECTORS

Article 10

1.	This Company shall be managed and led by a Board of Directors, under the supervision of the Board of Commissioners.

2.	The Board of Directors shall consist of at least 3 (three) members, one of whom shall be appointed as the President Director.

3.	The members of the Board of Directors shall be appointed and dismissed by the General Shareholders Meeting, under the condition that 1 (one) of member of the Board of Directors shall be appointed from a candidate nominated by the holder of the series A share.

4.	No family relationship up to the second degree lineage, either vertically or horizontally, shall exist among the members of the Board of Directors and between the members of the Board of Directors and the member of Board of Commissioners.

5.	The members of the Board of Directors shall be appointed for a period commencing from the date of the General Shareholders Meeting that appointed them and ending at the closing of the 5th (fifth) Annual General Shareholders Meeting subsequent to the date of their appointment, without prejudice to the right of the General Shareholders Meeting to dismiss the members of the Board of Directors at any time before the end of their term of office in the event the members of the Board of Directors are deemed unfit to perform their duty pursuant to these Articles of Association and/or a resolution of the General Shareholders Meeting.

Such dismissal shall become effective as of the closing of said General Shareholders Meeting, unless determined otherwise by the General Shareholders Meeting. Subsequent to the end of their term of office, the members of the Board of Directors may be reappointed by the General Shareholders Meeting.

6.	In addition to the provisions in the above paragraph 5, the term of office of the member of the Board of Directors shall terminate automatically, in the event the member of the Board of Directors:

a. is declared bankrupt or is placed under custody by virtue of a court ruling; or

b. is prohibited from becoming a member of the Board of Directors pursuant to the prevailing law or legislation; or

c. resigns by submitting a written notice; or

d. passes away.

In the event the members of the Board of Directors resigns, a written notification must be submitted by the said resigning Director to the Company for the attention of the Board of Commissioners and the Board of Directors, at least 90 (ninety) days prior to the effective date of the resignation. The Board of Commissioners at its own discretion may determine that the resignation shall take effect within a period shorter than 90 (ninety) days.3

7.	The members of the Board of Directors shall be given a salary, incentives, insurances, remuneration as well as other facilities and allowances, including retirement benefits, of which amount shall be determined by the General Shareholders Meeting, and such authorities may be delegated by the General Shareholders Meeting to the Board of Commissioners.

8.	In the event that due to any reason whatsoever, any membership position in the Board of Directors becomes vacant so as to cause the number of the members of the Board of Directors to become less than the minimum required number of Directors, then a General Shareholders Meeting shall be convened within 30 (thirty) days after the occurrence of the said vacancy to fill the said vacant position. So long as such vacancy persists and no substitute has exist or assumed their position, another Director appointed by the Board of Commissioners shall perform the duty of said Director with the same power and authority.

A person that is appointed by the General Shareholders Meeting to replace a member of the Board of Directors who was dismissed pursuant to paragraph 3 of this Article 10, or to fill a vacancy pursuant to paragraph 6 of this Article shall be appointed for the remaining term of office of the other members of Board of Directors who are still in office.

[3]	Amended by EGMS 30 Sep 04 (SMR: 145/300904)

9.	In the event that due to any reason whatsoever the Company do not have any member on the Board of Directors, then the Board of Commissioners shall temporarily be obligated to perform the duties of the Board of Directors, and shall be obligated to convene a General Shareholders Meeting no later than 30 (thirty) days as of the occurrence of such vacancy to fill the vacancy.

10.	In the event that all members of the Board of Directors are temporarily dismissed from their duties or if, due to any reason whatsoever, the Company do not have any members of the Board of Directors, the Board of Commissioners shall temporarily manage the Company but only with the right to carry out management actions relating to ongoing matters and activities, and shall be obligated to convene a General Shareholders Meeting within 30 (thirty) days as of the said occurrence to appoint a new Board of Directors.

11.	Members of the Board of Directors are prohibited from holding other positions that may incur generate any direct or indirect conflict of interest with the Company that they are managing and/or constitutes a violation of the prevailing laws and regulations.

12.	In the event a Director is holding another position that is not comprised under the provisions of paragraph 11 of this Article or to exempt the provisions of paragraph 11 of this article, an approval of the Board of Commissioners followed by a report to the General Shareholders Meeting is required, with the exception of a President Director that is holding another position, which shall require the approval of the General Shareholders Meeting.

TASKS AND AUTHORITY OF THE BOARD OF DIRECTORS

Article 11

1.	The main duties of the Board of Directors are:

a.	To lead and manage the Company in accordance with the objectives of the Company and to continuously try to improve the efficiency and effectiveness of the Company.

b.	To control, maintain and manage the assets of the Company.

2.	The Board of Directors shall represent the Company within and outside the Court of Justice and shall carry out all actions and deeds in relation to matters pertaining to management and ownership and shall be authorized to bind the Company to other parties, such with the limitations as stipulated under paragraph 3 herein below.

3.	The Board of Directors must first obtain a written approval from the Board of Commissioners to:

a.	purchase and/or sell the shares of other companies in the Capital Market;

b.	enter into a license agreement or cooperation, joint venture, management and similar agreements with other enterprises or parties;

c.	purchase, dispose, sell, pledge or encumber the fixed assets of the Company;

d.	cease collecting and write off account receivables from the books as well as supplies;

e.	bind the Company as guarantor (borg or avalist);

f.	accept or grant medium/long term loans and accept non-operational short term loans;

g.	carry out capital participation or dispose the capital participation of the Company in other enterprises that is not carried out via the Capital Market;

h.	establish a subsidiary company.

The Board of Commissioners shall be obligated to determine thresholds in respect of the actions referred to in paragraph 3a through 3h of this Article and shall be entitled to change the thresholds from time to time; in the event actions are taken within the applicable thresholds, then the approval from the Commissioner shall not be required. 4

In granting a written approval for the actions as referred in paragraphs 3g and 3h of this Article, the Board of Commissioners shall observe the prevailing regulations in the capital market sector, under the condition that an approval from the General Shareholders Meeting shall be required if the event the value of the transaction to be entered into by the Company is deemed material to the Company, namely by meeting any of the two following requirements:

a.	10% (ten percents) of the Company’s revenue or such other amount in accordance with the Capital Market Regulation in force at the time the transaction is carried out;

b.	20% (twenty percents) of the owners equity or such other amount in accordance with the Capital Market Regulation in force at the time the transaction is carried out;

4.	In addition to the matters referred in paragraph 3 of this Article, the General Shareholders Meeting may determine the limitations and or other requirements.

[4]	Amended by EGMS 30 Sep 04 (SMR: 145/300904)

5.	The President Director shall be authorized to act on behalf of the Board of Directors. In the event the President Director is absent or unavailable due to any reason whatsoever, such absence of which does not need to be proven to third parties, then the Vice President Director, or (if the Vice President Director is absent or unavailable due to any reason whatsoever, such absence of which does not need to be proven to third parties), one of the Directors appointed by the President Commissioner shall be authorized to act on behalf of the Board of Directors.

6.	The Board of Directors shall be entitled to appoint one or more than one person as its representative or proxy, by granting him/her (them) the authority to carry out certain actions as set forth in the power of attorney.

7.	The distribution of duties or work among the members of the Board of Directors and the Organizational structure of the Company must first be approved by the Board of Commissioners.

8.	The Board of Directors in administrating and/or managing the Company shall implement the resolutions adopted by the General Shareholders Meeting and the Board of Commissioners.

9.	In the event of an occurrence where there is a conflict of interest between the Company and the interest of a member of the Board of Directors, with the approval of the Board of Commissioners the Company shall then be represented by another member of the Board of Directors. If such conflict involves all members of the Board of Directors, the Company shall then be represented by the Board of Commissioners or a member of the Board of Commissioners designated by the Board of Commissioners. In the event no members of the Board of Commissioners are available, the General Shareholders Meeting shall appoint one or more than one person to represent the Company in carrying out the duties referred in this paragraph.

10.	No later than 60 (sixty) days prior to the commencement of the new fiscal year, the Board of Directors shall be obligated to submit the Company’s Work Plan and Budget to the Board of Commissioners.

MEETINGS OF THE BOARD OF DIRECTORS

Article 12

1.	The Board of Directors shall convene a meeting any time it is deemed necessary by the President Director or the Vice President Director or based on the proposal of at least more than 1/3 (one third) of the total members of the Board of Directors by stating the matters to be discussed. The Meeting of the Board of Directors shall be convened at the domicile of the Company or at the Company’s principal place of business or at any places as determined by the Board of Directors. The summon for the meeting of the Board of Directors shall be served at least 7 (seven) days prior to the date of the meeting, in the event that all members of the Board of Directors are present, such prior notice shall not be required and the meeting shall be entitled to adopt valid and binding resolutions.

Without prejudice to the above provision, the meeting of the Board of Directors may also be convened via telephone conference or similar communication system where the participating members of the Board of Directors can communicate to each other and such participation will be deemed as a direct presence in the meeting.

Any discussion carried out and resolutions adopted in the meeting of the Board of Directors via telephone conference or similar communication system shall be set forth in a minutes of meeting that will be circulated to the members of the Board of Directors who participated in the said meeting to be reviewed and ratified.

2.	A meeting of the Board of Directors shall be deemed valid and entitled to adopt binding resolutions if attended by at least more than 1/2 (one half) of the total members of the Board of Directors.

3.	All meetings of the Board of Directors shall be chaired by the President Director, (in the event of his/her absence or unavailability) by the Vice President Director and (in the event the Vice President Director is absent or unavailable) by one of the Directors present.

4.	All resolutions of the meeting of the Board of Directors shall be adopted by means of deliberation to reach a consensus. Failing this, the resolutions shall be adopted based on a majority of the vote and in the event there is an equal number of the approving votes and the disapproving vote, the President Director shall determine it.

Each member of the Board of Directors shall be entitled to cast one vote for him/herself and one additional vote for another member of the Board of Directors he/she is representing.

5.	Minutes shall be drawn up for all matters discussed and resolved in the meeting of the Board of Directors, which shall be signed by the Chairperson of the meeting and by one of the members of the Board of Directors appointed by and amongst those who are present.

6.	A member of the Board of Directors may be represented at a meeting only by another member of the Board of Directors by virtue of a written power of attorney explicitly granted for such purpose.

7.	Binding resolutions may also be adopted in lieu of a meeting of the Board of Directors providing that the resolution is approved in writing and signed by all members of the Board of Directors.

CONFLICT OF INTEREST

Article 13

1.	A transaction that involves a conflict of interest, namely involving a difference of interest between the economic interest of the Company and the personal economic interest of a member of the Board of Directors, a member of the Board of Commissioners or the principal shareholder, either severally or jointly, and the transaction concerned is not exempted pursuant to the prevailing regulations in the Capital Market sector, may be entered into by the Company in the event an approval is obtained from the independent shareholders in the General Shareholders Meeting especially convened for such purpose.

2.	A General Shareholders Meeting to convene matters that involves a conflict of interest shall be convened under the following provisions:

a.	The said General Shareholders Meeting shall be attended by the independent shareholders representing more than 1/2 (one half) of the total number of shares having lawful voting rights owned by the independent shareholders and the resolution shall be adopted based on the approving votes of the independent shareholders representing more than 1/2 (one half) of the total number of shares having valid voting rights owned by the independent shareholders.

b.	In the event the quorum as referred in point a of this Article is not achieved, a second General Shareholders Meeting may adopt resolutions providing that the meeting is attended by independent shareholders representing more than 1/2 (one half) of the total number of shares having valid voting rights owned by the independent shareholders and the resolution shall be adopted based on the approving votes of the independent shareholders representing more than 1/2 (one half) of the total number of shares owned by the independent shareholders present; and

c.	In the event the quorum as referred in point b of this Article is not achieved, at the request of the Company, the quorum, the number of votes to adopt a resolution, notice and the time to convene the General Shareholders Meeting shall then be determined by the Chairman of the Capital Market Supervisory Board.

THE BOARD OF COMMISSIONERS

Article 14

1.	The Board of Commissioners shall consist of at least 3 (three) members, one of whom shall hold the position as a President Commissioner.

2.	The members of the Board of Commissioners shall be appointed and dismissed by the General Shareholders Meeting, under the condition that 1 (one) of member of the Board of Commissioners shall be appointed from a candidate nominated by the holder of the series A share.

3.	The members of the Board of Commissioners shall be given a salary, incentives, insurances, remuneration as well as other facilities and allowances, including retirement benefits, of which amount shall be determined by the General Shareholders Meeting.

4.	No family relationship up to the second degree lineage, either vertically or horizontally, shall exist among the members of the Board of Commissioners and between the members of the Board of Commissioners and the members of the Board of Directors.

5.	Members of the Board of Commissioners are prohibited from holding another position in a private enterprise that may incur generate any direct or indirect conflict of interest with the Company, unless it is done by virtue of a permit from the General Shareholders Meeting.

6.	The members of the Board of Commissioners shall be appointed for a period commencing from the date of the General Shareholders Meeting that appointed them and ending at the closing of the 4th (fourth) Annual General Shareholders Meeting subsequent to the date of their appointment, without prejudice to the right of the General Shareholders Meeting to dismiss the members of the Board of Commissioners at any time before the end of their term of office in the event the members of the Board of Commissioners are deemed unfit to perform their duty pursuant to these Articles of Association and/or a resolution of the General Shareholders Meeting.

Such dismissal shall become effective as of the closing of said General Shareholders Meeting, unless determined otherwise by the General Shareholders Meeting. Subsequent to the end of their term of office, the members of the Board of Commissioners may be reappointed by the General Shareholders Meeting.

7.	The allocation of duties among members of the Board of Commissioners shall be agreed among themselves.

TASKS AND AUTHORITY OF THE BOARD OF COMMISSIONERS

Article 15

1.	The following are the duties of the Board of Commissioners:

a.	To supervise the management of the Company including the development plan of the Company, realization of the Work Plan and the Budget of the Company, the provisions of the Articles of Association and the resolutions of the General Shareholders Meeting.

b.	To perform the duties, authority, and responsibility in accordance with the provisions in the Articles of Association of the Company, the resolutions of the General Shareholders Meeting and the prevailing statutory regulations.

c.	In carrying out supervision, the Board of Commissioners shall represent the interests of the shareholders.

d.	In carrying out supervision, the Board of Commissioners shall be responsible to the General Shareholders Meeting.

2.	The members of the Board of Commissioners shall, collectively or individually, at any time have access to the buildings and premises of or other places used or controlled by the Company and have the right to examine books, evidence letters, supply of goods, to examine and check the cash position (for verification purposes) and other securities, and to know all actions taken by the Board of directors.

3.	The Board of Commissioners shall be entitled, for the account of the Company, to request assistance from experts for carrying out the examination, and/or assign the Secretary of the Board to perform the administrative work.

4.	The Board of Directors shall give information on all matters requested by the members of the Board of Commissioners or their assisting experts.

5.	The Board of Commissioners, by simple majority vote, shall at any time be entitled to suspend one or more members of the Board of Directors, if he (they) act in contravention of these Articles of Association or neglect his (their) obligations or for other urgent reasons to the Company. Such suspension must be notified to the person concerned stating the reasons for such action. Within 30 (thirty) days after the suspension, the Board of Commissioners shall convene an Extraordinary General Shareholders Meeting, which shall decide whether the suspended Director must be dismissed or reinstated in his position, whereas the suspended members of the Board of Directors must be given opportunity to attend the meeting and defend himself. The Meeting shall be chaired by the President Commissioner and if he is not present at the meeting or unable to attend, of which impediment no evidence to third parties shall be required, the Meeting will be chaired by one of the members of the Board of Commissioners present at the Meeting.

6.	In the event an Extraordinary General Shareholders Meeting not convened within 30 (thirty) days after the suspension, such suspension shall automatically become void by operation of law.

Article 16

In connection with the tasks of the Board of Commissioners mentioned in article 15 of these Articles of Association, the Board of Commissioners shall be obliged:

1.	To give its opinion and suggestions to the General Shareholders Meeting on the annual financial report and other important matters.

2.	To approve the Company’s Work Plan and Budget within at the latest 30 (thirty) days prior to the commencement of the Company’s Financial Year. In case the Company’s Work Plan and Budget are not approved within the above period, the Company’s Work Plan and Budget of the previous year shall apply.

3.	To follow the development of the Company’s activities and in the event the Company shows a tendency of decline, to report immediately the matter to the General Shareholders Meeting together with suggestions of corrective steps to be taken.

4.	To give its opinion and suggestions to the General Shareholders Meeting on all other matters deemed significant for the management of the Company.

5.	To propose the appointment of an Accountant to perform the examination of the financial situation of the Company, to be reported to the General Shareholders Meeting.

6.	To perform other supervisory tasks as determined by the General Shareholders Meeting.

Article 17

1.	The Board of Commissioners shall meet at least once every 3 (three) months, at which meeting of the Board of Commissioners may invite the Board of Directors. The meeting of the Board of Commissioners shall be convene at the Company’s domicile or at other place of business of the Company or at any place as determined by the Board of Commissioners.

With due observance to the above provision, a Board of Commissioners’ meeting may also be held through telephone conference or similar communication system where participating members of the Board of Commissioners can communicate to each other and the participation in such meeting will be deemed as a direct presence at the meeting.

Any discussion and resolution in a meeting of the Board of Commissioners using telephone conference or similar telecommunication system must be set out in a minutes of meeting which will be circulated to the participating members of the Board of Commissioners for review and ratification by the Chairman and by one of the participating members of the Board of commissioners that appointed.

2.	The Board of Commissioners may also convene a meeting at any time deemed necessary by the President Commissioner or at the proposal of at least 1/3 (one-third) of the total members of the Board of Commissioners, at which meeting the Board of Directors may also be invited. Invitations for the Board of Commissioners and the Board of Directors shall be served at least 14 (fourteen) days prior to the meeting. If all members of the Board of Commissioners are present such prior notice shall not be required.

3.	The Meeting of the Board of Commissioners shall be valid and entitled to adopt binding resolutions, if attended by at least more than 1/2 (one-half) of the total members of the Board of Commissioners.

4.	All meetings of the Board of Commissioners shall be chaired by the President Commissioner and in his absence or disability, by another member of the Board of Commissioner appointed by and from amongst those present.

5.	All resolutions at the meeting of the Board of Commissioners shall be adopted by deliberation for a consensus. If by deliberation no consensus is reached, the resolution of the meeting of the Board of Commissioners shall be adopted by simple majority vote, and in the event of a tie vote, the proposal shall be considered as rejected, except when it concerns an individual the decision may be made by the President Commissioner. Each member of the Board of Commissioners shall be entitled to cast one vote for himself and one additional vote for each member of the Board of Commissioners he presents.

6.	Of all matters discussed and resolved at a meeting of the Board of Commissioners, minutes shall be drawn up and signed by the Chairperson of the meeting and by one of the members of the Board of Commissioners appointed from amongst those present.

7.	A member of the Board of Commissioners may be represented at a meeting only by another member of the Board of Commissioners by virtue of a written power of attorney specifically granted for such purpose.

Binding resolutions may also be adopted without convening a meeting of the Board of Commissioners, provided that the decision is approved in writing and signed by all members of the Board of Commissioners.

FINANCIAL YEAR AND ACCOUNTS.

Article 18

1.	The financial year of the Company is a calendar year and each year at the end of December the books of the Company shall be closed.

2.	After the lapse of a period of 90 (ninety) days as from the closing of the books, the Board of Directors shall submit to the Board of Commissioners, an annual report consisting of a balance sheet and profit and loss statement of the financial year concerned audited by a Public Accountant.

3.	The Board of Commissioners shall peruse and appraise the report as mentioned in paragraph 2, for which purpose it may request the assistance of an expert for the account of the Company, and to whom the Board of Directors is obliged to give any information required.

4.	The Board of Commissioners shall report on the perusal and appraisal of the report mentioned in paragraph 2 to the General Shareholders Meeting with due observance of the examination report from the accountant designated by the General Shareholders Meeting.

5.	The General Shareholders Meeting shall decide on the acceptance of the balance sheet and the profit and loss statement and other reports examined by the Accountant designated by the General Shareholders Meeting.

6.	As from the date of the notice for the General Shareholders Meeting up to the date of closing of the meeting, the balance sheet and profit and loss statement and the related annual report must be made available at the offices of the Company for inspection by the shareholders.

7.	Approval of the balance sheet and the profit and loss statement by the Annual General Shareholders Meeting shall mean the granting of full discharge and acquittal (acquit et de charge) to the Board of Commissioners and the Board of Directors from their responsibilities for their actions in respective fields within the financial year concerned, to the extent that actions are proved in the books of the Company.

GENERAL MEETING OF SHAREHOLDERS

Article 19

1.	In the Articles of Association, “General Shareholders Meeting” shall mean both an “Annual General Shareholders Meeting” and an “Extraordinary General Shareholders Meeting” unless the context expressly requires otherwise.

2.	A General Shareholders Meeting shall convened at the location of the Company’s domicile or the location of the Stock Exchange’s domicile where the shares of the Company are listed, provided it is within the territory of the Republic of Indonesia, without prejudice prevailing provisions in these Articles of Association.

3.	A General Shareholders Meeting shall be lawful if attended by the Shareholders and/or their lawful proxies, representing more than 1/2 (one-half) of the total issued shares of the Company having valid voting right, without prejudice to other provisions in these Articles of Association. If the quorum for the first General Shareholders Meeting is not reached, a second General Shareholders Meeting may be convened at the earliest 10 (ten) days and at the latest 21 (twenty-one) days from the first General Shareholders Meeting.

The second General Shareholders Meeting shall be lawful and entitled to adopt resolutions if attended by shareholders representing at least 1/3 (one-third) of the total issued shares of the Company having valid voting right. If quorum is not reached at the second General Shareholders Meeting, the Board of Directors on behalf of the Company may submit an application to the District Court to determine the quorum.

ANNUAL GENERAL MEETING OF SHAREHOLDERS

Article 20

1.	The Annual General Shareholders Meeting shall meet once a year at the latest in the month of June, at which meeting the Board of Directors shall:

a.	Report on the affairs and management of the Company and the financial administration during the course of the past financial year;

b.	Submit the balance sheet and profit and loss statement audited by a Public Accountant designated by the General Shareholders Meeting covering the past financial year for approval and ratification of the General Shareholders Meeting;

c.	Submit the plan for the appropriation of the profit and the amount of dividend to be paid;

d.	Submit a request for the appointment of an Accountant proposed by the Board of Commissioners for the examination of the books for the financial year under review;

e.	Submit other matters for the interest of the Company in accordance with these Articles of Association.

2.	All the materials/documents mentioned in paragraph 1 of this article must be made available at the office of the Company for inspection by the shareholders at the latest 21 (twenty-one) days prior to the Annual General Shareholders Meeting.

3.	Proposal submitted by one or more shareholders representing at least 25 (twenty-five) percent of all the subscribed shares of the Company may also be included in the agenda of the Annual General Shareholders Meeting, provided that those proposals must have been received by the Board of Directors at least 14 (fourteen) days prior to the Annual General Shareholders Meeting.

EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

Article 21

1.	An Extraordinary General Shareholders Meeting shall be convened whenever it is deemed necessary by the Board of Directors and/or the Board of Commissioners, or if one or more shareholders representing at least 1/10 (one-tenth) of the total issued shares of the Company having valid voting right, request in writing, by notifying the matters/proposals to be discussed, provided that the matters/proposals must be directly related to the business of the Company.

2.	The request mentioned in paragraph 1 shall be submitted to the Board of Directors or the Board of Commissioners by registered letter, stating the reasons thereof.

3.	With respect to the request mentioned in paragraph 1 above, the Board of Directors shall announce the request to convene an Extraordinary General Shareholders Meeting to the shareholders of the Company and such announcement shall be made by placement of advertisements in at least 2 (two) newspapers/dailies, one of which in the Indonesian language with wide/national circulation and the other in English, within at the latest 14 (fourteen) days after receipt of the request, provided that the announcement shall be made within at least 28 (twenty-eight) days prior to the Meeting, and further to send notices to the shareholders of the Company by placement of advertisements in at least 2 (two) newspapers/dailies, on of which in the Indonesian language with wide/national circulation and the other in English, within at least 14 (fourteen) days prior to the Meeting.

4.	If the Board of Directors fails to make the announcement and notice as stated in paragraph 2 of this article, the Board of Commissioners or the shareholders concerned may make the announcement by themselves at the latest 35 (thirty-five) days as from the dispatch of such request, provided that the announcement shall be served within at least 28 (twenty-eight) days prior to the Meeting, and further shall make notice to the shareholders of the Company by placement of advertisement in at least 2 (two) newspapers/dailies, one of which in the Indonesia language with wide/national circulation and the other in English, within at least 14 (fourteen) days prior to the Meeting, with due observance of the provisions in these Articles of Association.

A Meeting convened in such a manner may appoint a person from amongst those present as chairperson, who will be entitled and authorized to adopt binding resolutions, if the matters/proposals submitted are considered urgent by those present, without prejudice to the provisions in article 25 or the provisions in article 28 of these Articles of Association.

NOTICES FOR A GENERAL MEETING OF SHAREHOLDERS

Article 22

1.	a.	At least 14 (fourteen) calendar days before the notice for a General Shareholders Meeting, the Board of Directors shall announce to the shareholders by placement of advertisements in at least 2 (two) newspapers/dailies, one of which is publish in the Indonesian language with wide/national circulation, and the other in English, that a General Shareholders Meeting will be held.

b.	This announcement shall not be required for a second and further General Meeting’s of Shareholders convened to comply with the regulations of the Capital Market Supervisory Board or the Stock Exchange where the shares are listed, or if deemed necessary by the Board of Directors of the Company, provided that to convene the first meeting notices were made pursuant to paragraph 1.a of this article 22, and the agenda of the meeting discussed is the same as the agenda of the first meeting; this provision shall be applicable without prejudice to other provisions in these Article of Association.

2.	Notice to the Shareholders of the Company for a General Shareholders Meeting shall be made by placement of advertisements in at least 2 (two) newspapers/ dailies, one of which in the Indonesian language with wide/national circulation and the other in English, as provided for by the Board of Directors. Notices for a General Shareholders Meeting shall be made:

-	At least 14 (fourteen) calendar days before the date of the Extraordinary General Shareholders Meeting, excluding the date of the notice and the date of the meeting, and;

-	At least 21 (twenty-one) calendar days prior to the Annual General Shareholders Meeting, excluding the date of the notice and the date of the meeting

Whenever according to the Board of Directors of the Company there is an urgent situation, notice shall be made at least 7 (seven) calendar days prior to the Extraordinary General Shareholders Meeting, excluding the date of the notice and the date of the Meeting.

3.	Notices for a second or further Annual General Shareholders Meeting or Extraordinary General Shareholders Meeting, convened due to failure to reach a quorum, shall be made by placement of an advertisement in at least 2 (two) newspapers/dailies, one of which in the Indonesian language with wide/national circulation, and the other in English, as may be determined by the Board of Directors, at least 7 (seven) calendar days before the date of the second General Shareholders Meeting or such further Meetings, excluding the date of the notice and the date of the Meeting.

4.	The notice shall state the place, day, date and time of the Meeting, and in brief the matters to be discussed.

5.	If all shareholders are present and/or represented at a General Shareholders Meeting, such prior notice shall not be required and the Meeting may be convened anywhere within the territory of the Republic of Indonesia and shall be entitled to adopt binding resolutions.

PROCEDURE OF THE GENERAL MEETING OF SHAREHOLDERS

Article 23

1.	Without prejudice to other provisions in these Articles of Association, General Shareholders Meeting shall be chaired by the President Commissioners or in his absence or disability, of which impediment no evidence to third parties shall be required, by one of the members of the Board of Commissioners are absent or hindered, of which impediment no evidence to third parties shall be required, by the President Director or by one of the other members of the Board of Directors present at the Meeting, and in the event all members of the Board of Directors and the Board of Commissioners are absent or hindered, the Meeting shall be presided over by a person elected from amongst and by those present.

2.	Of any and all matters discussed and resolved at the General Shareholders Meeting, Minutes shall be drawn up by a Notary.

3.	Minutes drawn up pursuant to the provisions in paragraph 2 of this article shall serve as lawful evidence for all shareholders and third parties.

RESOLUTIONS AND VOTING RIGHTS AT THE

GENERAL MEETING OF SHAREHOLDERS

Article 24

1.	Unless otherwise provided in these Articles of Association, resolutions of the General Shareholders Meeting shall be binding if approved by affirmative votes of the shareholders and/or their duly authorized proxies adopted by a simple majority vote of the total votes present and/or represented. In a tie vote, the proposal concerned shall be considered rejected, except when it concerns individuals, which will be decided by lot.

2.	Unless otherwise determined by the meeting, voting concerning individuals shall be by folded unsigned ballots and concerning other matters shall be done orally.

3.	Each share shall grant to its holder the right to cast 1 (one) vote.

4.	A shareholder may be represented at a General Shareholders Meeting by another person by virtue of a power of attorney, provided that members of the Board of Directors, members of the Board of commissioners and employees of the Company are not permitted to act as proxies at a General Shareholders Meeting and during voting at a General Shareholders Meeting. The votes cast by them as proxies shall be considered null and void.

5.	Blank votes and void votes shall be considered not cast and accordingly shall be considered non-existent.

MERGING, CONSOLIDATION AND

ACQUISITION

Article 25

1. a.	With due observance of the provisions of prevailing laws and regulations then mergers, consolidations and acquisitions may only be carried out by virtue of the resolution of the General Shareholders Meeting attended by holders of Series A share and the other shareholders or their lawful proxies who jointly represent at least 3/4 (three-fourths) of the total number of shares with valid voting rights and the resolutions shall be approved by holders of the Series A share and the other shareholders who jointly represent at least 3/4 (three-fourths) of the total number of votes cast at the meeting. The Acquisition as mentioned in paragraph 1.a of this article 25 of the Articles of Association of the Company is as defined in Law No. 1 of 1995 regarding Limited Liability Companies and it’s amendments and implementing regulations thereto and the amount of such acquisition is a material amount as mentioned in the Capital Market Regulations.

b.	In the event the quorum as mentioned in paragraph 1a above is unable to be reached, a Second General Shareholders Meeting may be held. The Second General Shareholders Meeting shall be lawful and entitled to adopt binding resolutions if the meeting is attended by the holder of the Series A share and the other shareholders or their lawful proxies who jointly represent at least 2/3 (two-thirds) of the total number of shares with valid voting rights and the resolution is approved by the holder of the Series A share and the other shareholders who jointly represent more than 1/2 (one half) of the number of lawful votes cast at the General Shareholders Meeting.

c.	In the event the quorum as referred in paragraph 1b above is unable to be reached, then at the request of the Company, the quorum, number of votes to adopt a resolution, notice and time to convene the General Shareholders Meeting shall be determined by the Chairman of the Capital Market Supervisory Board, provided that in order so that the resolution becomes lawful the General Shareholders Meeting must be attended and approved by the holders of the series A share or their proxy.

2.	The Board of Directors shall be obligated to publish in two (2) daily newspapers, one of which in the Indonesian language with wide/national circulation and the other one in the English language as provided by the Board of Directors, concerning the plan of merging, consolidation and acquisition of the Company at the latest 14 (fourteen) days before the notice for the General Shareholders Meeting.

APPROPRIATION OF PROFITS

Article 26

1.	The profit as determined by the General Shareholders Meeting, after deduction of the corporate tax, shall be used as a reserve fund, dividend and for other purposes, the percentage of which shall be determined annually by the General Shareholders Meeting.

2.	If the profit and loss statement in a certain financial year show a loss, the loss shall remain recorded in the books of the Company and for the subsequent years the Company shall be considered as not making any profit, as long as the loss recorded has not yet been fully covered, such without prejudice to the prevailing regulations.

3.	Dividends left unclaimed within five years after being available for payment, shall no longer be paid out and shall be entered into the reserve fund of the Company.

4.	Interim dividends may be distributed if the financial condition of the Company so permits based on a resolution of a Meeting of the Board of Directors and the Board of Commissioners, provided that they will be set off against the dividends to be approved by the next Annual General Shareholders Meeting.

5.	Notices concerning dividends and interim dividends shall be announced in at least 2 (two) newspapers/dailies, one of which published in the Indonesian language with wide/national circulation and the other in English, and also announced on the Stock Exchange where the shares are listed.

6.	With respect to the shares listed on the Stock Exchange, the regulations at the place where the shares are listed shall apply.

RESERVE FUND

Article 27

1.	An existing reserve fund that may be used to cover any future losses, the amount of which shall be determined by the General Shareholders Meeting.

2.	The reserve fund may be used for capital outlays or for other purposes as decided by the General Shareholders Meeting, but only for in the interest of the Company.

3.	Subject to the resolutions of the General Shareholders Meeting, the Board of Directors shall administer the reserve fund and endeavor that such reserve fund shall be profit-bearing. Any interest and other profits earned from such reserve fund shall be entered in the profit and loss statement.

AMENDMENT TO THE ARTICLES OF ASSOCIATION

Article 28

1.	Amendments to the provisions in these Articles of Association may only be adopted by a resolution of an Extraordinary General Shareholders Meeting convened especially for that purpose and the Extraordinary General Shareholders Meeting must be attended by the shareholders and/or their duly authorized representatives jointly representing at least 2/3 (two-thirds) of the total issued shares of the Company having valid voting right, and the resolution of the Extraordinary General Shareholders Meeting must be approved by the shareholders and/or their duly authorized representative jointly representing at least 2/3 (two-thirds) of the total votes cast, provided that in the event of any amendment to the provisions regarding the rights of the Series A share as stipulated in these Articles of Association, the objective and purposes of the Company, increase of capital without pre-emptive rights over shares, Merger, Consolidation and Acquisition, and Dissolution and Liquidation of the Company, the Extraordinary General Shareholders Meeting as referred in this paragraph 1 of Article 28 of this Articles of Association is valid only if attended by and the resolutions of which approved by the holder of Series A share.

2.	With respect to the reduction of the authorized capital or the subscribed capital, the Board of Directors shall be obligated to announce the said matter in the State Gazette of the Republic of Indonesia and at least in 2 (two) newspapers/dailies, one of which in the Indonesian language with wide/national circulation and the other in English, as determined by the Board of Directors for the interest of the creditors.

3.	Without prejudice to the quorum and the approval of the holder of Series A share as stipulated in the Article 28 paragraph 1 of these Articles of Association, in the event the quorum mentioned in paragraph 1 is not reached, a second General Shareholders Meeting may be convened for the same purposes on terms as provided in paragraph 3 article 22 of these articles of association, and the resolution in the second Extraordinary General Shareholders Meeting shall be valid if the meeting is attended by the shareholders jointly representing at least 2/3 (two-thirds) of the total issued shares of the Company having valid voting right, and approved by the shareholders jointly representing a majority of such total votes.

4.	Without prejudice to the quorum and the approval of the holder of Series A share as stipulated in the Article 28 paragraph 1 of these Articles of Association, in the event the quorum as mentioned in paragraph 3 above is not reached, then at the request of the company, the quorum, total votes to adopt a resolution, notice and time to convene a General Shareholders Meeting shall be determined by the Chairman of the Capital Market Supervisory Board.

5.	Matters that have been stated in the above must be carried out with the approval of the competent authorities, if required.

DISSOLUTION AND LIQUIDATION

Article 29

1.	With the observance of the provisions of the prevailing statutory regulations, dissolution may only be carried out based on a resolution of the General Shareholders Meeting attended by the holder of the Series A share and the other shareholders or their lawful proxy who jointly represent at least 3/4 (three-fourths) of the total number of shares with valid voting right and the resolution shall be approved by the holder of the Series A share and the other shareholders who jointly represent at least 3/4 (three-fourths) of the total votes cast at the Meeting.

2.	If the Company is dissolved, both due to the expiration of its term or is dissolved based on a resolution of the General Shareholders Meeting or declared dissolved based on a court decree, liquidation shall be carried out by a liquidator. In a liquidation, the liquidators shall add behind the name of the Company “in liquidation”.

3.	a.

In the event the quorum as mentioned in paragraph 1 above is not reached, a second General Shareholders Meeting may be held. The second General Shareholders Meeting shall be lawful and entitled to adopt binding resolutions if attended by the holder of the Series A share and the other shareholders or their lawful proxy who jointly represent at least 2/3 (two-thirds) of the total number of shares with valid voting right and the resolution is approved by the holder of the Series A share and the other shareholders who jointly represent more than 1/2 (one-half) of the number of valid votes cast at the General Shareholders Meeting.

b.	In the event the quorum as mentioned in paragraph 3a above is not reached, then at the request of the Company, the quorum, number of votes to adopt a resolution, notice and time to convene the General Shareholders Meeting shall be determined by the Chairman of the Capital Market Supervisory Board, provided that in order that resolution shall be lawful, the General Shareholders Meeting shall be attended and approved by the holder of the Series A share or its proxy.

4.	The Board of Directors shall act as liquidator if in the resolution of the General Shareholders Meeting or the decree as mentioned in paragraph 2 no liquidator is appointed. The balance of the liquidation account, after payment of all debts and obligations of the Company, shall be used to pay all shares of the Company, if possible at a price as written on the share certificates. The remaining balance of the liquidation account shall be distributed according to the resolution of the General Shareholders Meeting.

5.	The remuneration for the liquidator shall be determined by the General Shareholders Meeting or by a court decree.

6.	The liquidators shall register the decision to dissolve the Company in the company register, publish in the State Gazette and in two (2) daily newspapers, one of which in the Indonesian language with wide/national circulation and the other one in English, and shall notify the Minister of Justice at the latest 30 (thirty) days as from the date the Company is dissolved.

7.	This Articles of Association as contained in the deed of establishment and future amendments thereof shall remain applicable up to the date of approval of the liquidation account by the General Shareholders Meeting and the granting of full discharge and acquittal to the liquidators.

MISCELLANEOUS PROVISIONS

Article 30

All matters that are not provided for or not adequately covered in these Articles of Association shall be decided by the General Shareholders Meeting.